Exhibit 99.1

[Letterhead of Jenner & Block]

March 11, 2016 Via Email and UPS	Donald E. Batterson Tel +1 312 923 2607 Fax +1 312 923 2707 dbatterson@jenner.com

Stephen D. Poss, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

Re:          Improper Formation of “Executive Committee” and Related Matters

Dear Mr. Poss,

I write on behalf of Mr. Robert Aisner and Mr. Michael Cohen regarding the recent actions taken by the members of the board of directors of Monogram Residential Trust, Inc. (“Monogram”) other than Messrs. Aisner and Cohen to improperly form an “executive committee”1 (the “Action”). The Action usurps the proper authority and role of the board of directors of Monogram, and was clearly intended to effectively remove Mr. Aisner, and now Mr. Cohen, as members of the board of directors and prevent them from exercising their right to participate in meaningful deliberations of the board. As a result, the Action violated Maryland law and breached the charter and bylaws of Monogram.

Further, the Action was not done to advance the best interests of stockholders, and will have a significant adverse impact on the directors making fully informed decisions. The members of the Board who voted to form this “executive committee” in order to improperly freeze out Messrs. Aisner and Cohen, in what will ultimately be a vain attempt to stifle dissenting voices on the board, have taken an action that is completely beyond their authority. As a result, those directors should be concerned because every action they have taken since this “executive committee” has been formed is ineffective. In addition, each of those directors is now acting in a personal capacity, with all of the risks and attendant liability that course of action entails. Please clarify whether you are also acting as counsel for the individual board members other than Messrs. Aisner and Cohen. If you are in fact acting as counsel for the individual members of the board of directors other than Messrs. Aisner and Cohen, we request that you make them aware of these concerns. If you are not, we will proceed accordingly and forward

1  We understand that when the “executive committee” was formed its membership consisted of Mark Alfieri, Alan Patton, Sami Abbasi, Roger Bowler, David Fitch and Jonathan Kempner - in other words, every Monogram director other than Mr. Aisner. In addition, when referring to improper actions taken by board members other than Messrs. Aisner and Cohen, those statements apply to Mr. Pire only with respect to any subsequent actions Mr. Pire may take as a member of the “executive committee” after his recent appointment to the board.

March 11, 2016

communications directly to them.   In addition, given the materially adverse consequences to the individual directors as a result of acting outside their powers, including concerns related to such directors fulfilling their fiduciary duties to the company and its stockholders, consideration should also be given as to whether notice of this situation should immediately be provided pursuant to Monogram’s directors and officers liability insurance policy.

As noted above, in preventing Mr. Aisner (and now also Mr. Cohen) from participating in governance and board decision-making, the Action violates Maryland law and breaches the charter and bylaws of Monogram. The Maryland statute that permits the formation of an executive committee was not designed to allow a subset of a company’s directors to usurp the role of the entire board of directors, suppress the views and input of directors that disagree on certain key elements of strategy and effectively remove certain directors. The breadth of the authority delegated to this “executive committee” (essentially, all power of the board of directors), as well as the fact that meetings of the full board subsequent to the establishment of the “executive committee” have been a sham with no intention of having a real discussion of any points of substance and no real attempt to make sure that Mr. Aisner (and now Mr. Cohen) has the information necessary to fulfill his duties as a director2, emphasizes the fact that the “executive committee” is not a valid exercise of the powers of the directors.

The charter of Monogram provides (i) that the business and affairs of the company shall be managed under the direction of the board of directors, and the board shall have full, exclusive and absolute power, control and authority over the assets and business of the company, and (ii) that a director may be removed from office only for cause and only at a meeting of the stockholders called for that purpose. The bylaws of Monogram provide that the business and affairs of the company shall be managed under the direction of the board of directors. The Action eviscerates these organizational document provisions. Directors of Monogram must act in the best interests of the company and its stockholders, and the Action was inconsistent with this foundational principle.

By effectively removing Mr. Aisner, and now Mr. Cohen, from the board of directors of Monogram, Monogram has also clearly violated the Master Modification Agreement (the “MMA”) between Monogram and certain Behringer subsidiaries. Section 8.4 of the MMA requires that Monogram appoint two individuals to the board of directors as designated by Behringer, so long as Behringer holds at least 2,500 shares of Series A Preferred Stock (it currently holds all 10,000 such shares). By delegating essentially all power of the board of directors to the “executive committee” and leaving Mr. Aisner and Mr. Cohen on the Monogram board in name only, the Action violates the MMA. Further, precisely to deal with actions like these, Behringer negotiated Section 10.11 into the MMA, which provides that Monogram will not take any actions or fail to take any actions for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under the MMA.

2  We understand that Mr. Aisner has repeatedly notified the board that he is not provided enough information and as a result has no ability to participate in any meaningful deliberations on essentially every topic considered by the board, such that Mr. Aisner has no choice but to abstain on every vote taken by the board. This is simply another stark example of the egregious nature of the action taken by the other members of the board beyond their authority to do so.

March 11, 2016

This provision has also clearly been breached by the actions of the members of the board other than Messrs. Aisner and Cohen.

We are aware that the current lawsuit (the “Litigation”) between Monogram and a Behringer subsidiary served as the spurious justification for improperly establishing this “executive committee.” As you are or should be well aware, Mr. Aisner and Mr. Cohen have expressed on more than one occasion a willingness to not participate in deliberations and abstain from voting on matters pertaining to this ongoing litigation or otherwise when the board of directors is acting on agreements or transactions between Monogram and Behringer. Only such limited matters should have been placed with a special committee or handled at the board level without the participation of Messrs. Aisner and Cohen. Further, given that the members of the board that were on the board when the MMA was negotiated will likely be witnesses in this ongoing litigation, any special committee with respect to the litigation should consist only of Messrs. Fitch and Pire.

The board of directors must act immediately to dissolve this “executive committee”. In addition, aside from matters involving the Litigation, the board of directors must comply with Maryland law, Monogram’s organizational documents, as well as basic principles of good corporate governance, and allow all of Monogram’s directors to exercise their powers as directors and engage in thoughtful, deliberative action supported by the information necessary for the directors to fulfill their fiduciary duties to the company and its stockholders. To the extent Monogram does not comply with these demands, Behringer and Messrs. Aisner and Cohen reserve all of their rights in this regard.

Recent circumstances have also exacerbated the concerns we have stated in this letter regarding the “executive committee”. As you know, over a week ago Monogram received a public letter sent by Snow Park Capital Partners, LP, demanding that Monogram take various actions, including consideration of strategic alternatives to unlock value for all Monogram stockholders. In addition, Monogram has already received communications from other recognized, seemingly well-capitalized parties interested in participating in any process that considers strategic alternatives.3 We have also reviewed the subsequent analysis published by GreenStreet and Morgan Stanley as well as miscellaneous articles on this topic. It seems obvious that the board would need to meet quickly to discuss this situation, its implications and the appropriate response. We are concerned that this circumstance is being dealt with improperly by the “executive committee”, and that Messrs. Aisner and Cohen are being frozen out of discussions with respect thereto. Please confirm whether or not this matter has been discussed by the “executive committee”. In addition, please confirm whether Monogram is planning to hold a board meeting to discuss this situation. As you should know, even under the most generous reading of the Maryland statute governing board committees, actions regarding a potential sale of the company cannot ultimately be taken by a board committee, which underscores the need for a meeting of the entire board to occur quickly to decide upon the course of action in the best interests of stockholders.

3  We note that Mr. Aisner was contacted via email by Snow Park and by two parties interested in participating in any process considering strategic alternatives. Mr. Aisner forwarded those emails to you, Mr. Alfieri and Mr. Patton.

March 11, 2016

Lastly, we are aware of the communications you have sent to board members, including Messrs. Aisner and Cohen, purporting to prohibit directors from speaking to third parties about the Snow Park letter and related matters. Messrs. Aisner and Cohen (as well as the other directors) have always had, and reserve, the right to speak to shareholders and other interested parties, especially when the director believes such action to be in the best interests of Monogram and its stockholders. Such communications will advance the objective of the board of directors acting on a fully informed basis and consistent with their duties. Be assured that any such discussions and communications will not involve the provision of any confidential information or non-public information to third parties by Messrs. Aisner or Cohen, consistent with the policies of Monogram and Regulation FD. In addition, neither Mr. Aisner nor Mr. Cohen will hold himself out as a spokesperson for Monogram or as someone speaking with authority for Monogram. In addition, such discussions may occur in their capacities as an executive of a concerned stockholder of Monogram. If Messrs. Aisner or Cohen learn any information required to be shared with the board of directors in order for the board to act on a fully informed basis, such information will of course be conveyed to the other members of the board.

Sincerely,

Donald E. Batterson

cc:	Robert Aisner
Michael Cohen